Exhibit 10.1

AMOS KOHN

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is dated as of November 30, 2016 and is entered into by and between Digital Power Corporation, a California corporation (“Company”), and Amos Kohn (“Executive”) and shall be deemed effective as of September 22, 2016 (the “Effective Date”).

RECITALS

A.     Executive is currently employed by the Company as its President and Chief Executive Officer.

B.     Executive and the Company previously entered into an Employment Agreement which expired on December 31, 2010.

C.     The Company and Executive desire to formally state the terms and conditions of Executive’s employment by the Company and to provide Executive with certain incentives and benefits upon the execution hereof and upon termination of such employment.

D.     The Company desires to continue to employ Executive in the executive capacity hereinafter stated, and the Executive desires to continue in the employ of the Company in such capacity for the period and with the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the parties hereby agree as follows:

1.     Employment. Executive shall serve as President and Chief Executive Officer of the Company. The Board shall nominate Executive for election, and use its best efforts to secure such election, to serve (i) as a member of the Company’s Board; (ii) as Chairman of the Board of Digital Power Limited; (iii) as a director to entities acquired by the Company; and (iv) as a director and/or officer to entities controlled by the Company on a case-by-case basis to be mutually agreed to by the Company and the Executive as long as Executive serves as the Company’s President and Chief Executive Officer during the term of Executive’s employment hereunder. The Executive’s principal place of employment shall be Silicon Valley/Bay Area, CA.

2.     Duties. The Company hereby employs Executive as President and Chief Executive Officer, assigned with responsibilities to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, with such responsibilities and duties to be mutually determined by the Executive and the Board of Directors of the Company (the "Board"), subject at all times to the policies set by the Board, and to the consent of the Board when required by the terms of this Agreement. The Company’s Board of Directors also shall use its best efforts to provide Executive with primary management control and influence over the Company and subsidiaries in which it has (or will have) significant ownership. Neither the Board nor any other officer or representative of the Company shall assign to Executive any duties materially inconsistent with the duties associated with the positions described in this Section. Executive hereby accepts such employment and agrees to devote such time and energies as appropriate to fulfill all responsibilities to the Company. Executive shall be employed at will.

3.     Term. Commencing on the Effective Date, this Agreement will be for a 24-month term and continuing thereafter for an indefinite term until a new agreement has been entered into between the Executive and the Company.

4.     Compensation. In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 4. All such compensation shall be paid subject to appropriate tax withholding and similar deductions.

(a)     Salary. Executive shall be paid salary compensation as follows:

(i)     Annual Base Salary. Effective the Effective Date, a salary of $300,000 per annum. Provided that the Company achieves revenues in the aggregate amount of at least $10,000,000 as determined in accordance with U.S. GAAP for the trailing four calendar quarters, Executive’s Annual Base Salary shall increase to $350,000 effective the first day of the subsequent calendar quarter. Executive’s base salary, at the sole option of the Board, may increase in such amount as the Board deems advisable. Executive’s salary shall be payable in equal installments in accordance with the Company’s normal salary and wages practices, but not less than 24 increments annually.

(ii)     Annual Performance Bonus. Executive shall be eligible for an annual cash bonus equal to a percentage of his annual base salary based on achievement of applicable performance goals determined by the Compensation Committee after conferring with Executive. The target amount of Executive’s annual performance bonus shall be 25-50% of then annual base salary. However, Executive’s annual performance bonus may range between 75% and 200% of the annual base salary, depending on achievement of entry, target and optimal goals, with zero to be earned if Executive’s performance falls below entry goals. Executive’s annual performance bonus, if payable, shall be paid no later than March 15 of the year following the end of the applicable performance period, provided that Executive remains employed by the Company as of such payment date.

(b)     Equity Participation. Executive shall be entitled to received equity participation as follows:

(i)     Restricted Stock Signing Bonus: Executive shall be entitled to receive a one-time restricted stock signing bonus equal to $200,000 of shares of common stock based on the price of $0.65 per share which represented the high price for a share of common stock on November 3, 2016 which was the day the Board approved the principal terms of this Agreement. Each share of restricted stock will be subject to repurchase by the Company at $0.001 per share. Beginning January 1, 2017, the Company’s ability to repurchase Executive’s restricted stock will lapse on 1/8 of the number of shares of restricted stock at the end of each calendar quarter. For example, at March 31, 2017, the Company’s right to repurchase common stock originally valued at $25,000 will lapse.

(ii)     Signing Bonus Stock Option Grant. Executive acknowledges that he has received a ten-year option to purchase 1,000,000 shares of the Company’s Common Stock (the “Signing Bonus Stock Option”), at an exercise price of $0.65 per share, which represented the high price for a share of common stock on November 3, 2016, the day the Board approved the grant. The Signing Bonus Stock Option shall vest as follows:

1.	Options to purchase 500,000 shares of Common Stock shall vest upon the Effective Date;
2.	Options to purchase 250,000 shares of Common Stock shall vest ratably over six months beginning with the first month after the Effective Date; and

3.	Options to purchase 250,000 shares of common stock shall vest ratably over twelve months beginning with the first month after the Effective Date.

(iii)     Additional Stock Option Grant. The Executive shall be eligible to receive additional stock option or other equity incentive grants as determine by the Compensation Committee.

(iv)     Termination of Previously Granted Stock Options. Upon the execution of this Agreement, Executive shall forgo and terminate any rights and claims to options to purchase 235,000 shares of common stock previously granted to Executive pursuant to the Company’s 2002 Incentive Share Option Plan and 300,000 shares of common stock previously granted pursuant to Executive to the Company’s 2012 Incentive Share Option Plan.

(c)     General Benefit Plans. During employment hereunder, Executive shall be entitled to receive those benefits which are routinely made available to all other Company employees, including participation in any profit sharing plan, retirement plan, Company-provided life insurance, or similar benefit plans maintained or sponsored by the Company.

(d)     Car Expense Reimbursement. Executive will be entitled to a car expense reimbursement up to $1,500 per month for car business expenses as determined in accordance with the Company’s policy.

(e)     Expense Reimbursement. The Company shall promptly reimburse Executive for all reasonable expenses necessarily incurred during conduct of Company business, and for which adequate documentation is presented, but in no event later than December 31 of the year following the year in which the expense was incurred. Furthermore, if any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the earlier of (A) the last day of the calendar month following the calendar month in which the expense report and any required documentation were submitted or (B) the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(f)     Paid Time Off. Executive shall be entitled to one month of paid time off per annum, with a maximum accrual of four months, in accordance with the Company’s policies.   Subject to the four month maximum accrual, upon termination of employment, Executive shall be paid all earned, unused paid time off based on the Executive’s then monthly salary in effect as of the date of termination for each month of paid time off earn plus a portion for paid time off of less than one month, if any, equal to the product of the (i) quotation of the number calendar days to the date of termination divided 30 times (ii) the Executive’s then monthly salary. For purposes of calculation of paid time off, each month shall consist of 30 days. Executive shall inform the Company of the amount of PTO earned prior to Effective Date, subject to verification by the Board, if requested.

5.     Termination. Executive’s employment may be terminated as follows with the following effects:

(a)     Death. Executive’s employment shall terminate immediately upon the Executive’s death, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the date of his death. If Executive’s employment ceases as a result of death, then Employer’s right to repurchase Executive’s Restricted Stock shall cease and unvested Stock Options to purchase Common Stock held by Executive as of the date of Executive’s death shall immediately terminate and become unexercisable and all vested Stock Options held by Executive as of the date of Executive’s death shall remain exercisable until the one year anniversary of the date of cessation of service.

(b)     Disability. In the event the Executive is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of sixty (60) consecutive days or a period or periods of more than one hundred and twenty (120) days in the aggregate in any twelve month period, the Board, in its sole discretion, may terminate Executive’s employment immediately upon written notice to Executive, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the effective date of termination. If Executive’s employment ceases as a result of disability, then Employer’s right to repurchase Executive’s Restricted Stock shall cease and all unvested Stock Options to purchase Common Stock held by Executive on the date of Executive’s termination shall immediately terminate and become unexercisable and all vested Stock Options held by Executive on the date of Executive’s termination shall remain exercisable until the one year anniversary of the date of cessation of service.

(c)     For Cause. The Company may terminate Executive’s employment for “Cause” immediately upon written notice from the Board to Executive. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following:: (i) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) Executive committed an act of material dishonesty in connection with his responsibilities as an employee; (iii) Executive’s repeated failure, in the reasonable judgment of the Board, to substantially perform his assigned duties or responsibilities as set forth in Section 2 as an employee as lawfully directed or assigned by the Board (other than a failure resulting from Executive’s Disability) after written notice thereof to Executive from the Board describing in reasonable detail the factual basis of Executive’s failure to perform such duties or responsibilities and Executive’s having had the opportunity to address the Board, with counsel, regarding such alleged failures and Executive’s failure to remedy said non-performance to the Company’s satisfaction within 60 days of receiving written notice; (iv) Executive’s conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) Executive has engaged in gross misconduct and such misconduct is materially and demonstrably injurious to the Company; (vi) Executive failed to comply with the material terms of any written Company policy or rule that is generally applicable to all employees or all officers of the Company including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; or (vii) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry. The cessation of Executive’s employment shall not be deemed to be for Cause unless and until Executive is sent a written notice of the ground for the termination for “Cause” by the Company finding that, in the good faith opinion of the Company, Executive is guilty of the conduct described above, and specifying the particulars thereof in detail. If the Company does not deliver to Executive a notice of termination within ninety (90) days after the later of the date the Company has knowledge that an event constituting Cause has occurred and, where applicable, the date the Company has knowledge of the materiality of the injury to the Company, the event will no longer constitute Cause.

In the event Executive’s employment is terminated for Cause, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination. If Executive’s employment ceases as a result of a termination for Cause, then all Stock Options (unvested and vested) to purchase Common Stock held by Executive on the date of his termination shall immediately terminate.

(d)     Termination Without Cause; Resignation with Good Reason.

(i)     Termination Without Cause; Resignation with Good Reason. In the event that Executive’s employment is terminated by the Company without Cause, or if Executive resigns for Good Reason, Executive shall be entitled to the following severance benefits: (A) all annual salary earned prior to the termination date, any earned but unpaid portion of Executive’s annual performance bonus for the year preceding the year in which such termination occurs and any earned but unpaid paid time off; (B) an amount equal to 100% of Executive’s then in effect annual base salary plus an additional 1/12th of Executive’s annual base salary for each year of employment with the Company prior to termination, the sum of which will be paid in four equal payments with each payment to be paid at the end of each three months. For purposes of this clause, Executive shall be given credit for his service commencing from June 9, 2008. By way of example only, if Executive is terminated without Cause on June 9, 2017, Executive would receive one year of annual base salary plus an additional 9 months of severance for his 9 years of service; (C) an amount equal to the average of Executive’s two prior years’ annual bonuses (with such average not to exceed 50% of the Executive’s Annual Base Salary in effect at the time of termination) prorated for the portion of the year that executive was employed, payable in three equal payments with each payment to be paid at the end of each three months. By way of example only, if the total of Executive’s annual bonuses for the preceding two years equals $150,000 and Executive is terminated on December 31, Executive shall receive a payment of $75,000; (D) accelerated vesting of all outstanding unvested stock options and other equity arrangements subject to vesting and held by Executive through the termination date and Employer’s right to repurchase Executive’s Restricted Stock shall cease. All vested Stock Options and other equity arrangements shall be exercisable for a period of 18 months following Executive’s termination date regardless of the terms of the option plan or option agreement; and (E) to the extent required by COBRA only, continuation of group health benefits pursuant to the Company's standard programs or in effect at the termination date at Company expense, for a period of not less than 18 months or until Executive obtains group health insurance with another employer, whichever occurs first.

(ii)     Termination Without Cause; Resignation with Good Reason In Context of a Change of Control. If Executive is terminated without Cause, or resigns for Good Reason, within 12 months of a Change of Control, Executive shall be entitled to receive the following: (A) payment in a lump sum of Executive's annual base salary for 24 months and any accrued, unused paid time-off; (B) accelerated vesting of all outstanding unvested stock options and other equity arrangements subject to vesting and held by Executive through the date of termination without cause or resignation with Good Reason and Employer’s right to repurchase Executive’s Restricted Stock shall cease. All vested Stock Options and other equity arrangements shall be exercisable for a period of 24 months following the termination date regardless of the terms of the Stock Option agreement; and (C) to the extent required by COBRA only, continuation of group health benefits pursuant to the Company's standard programs or in effect at the termination date at Company expense, for a period of not less than 18 months or until Executive obtains group health insurance with another employer, whichever occurs first.

(e)     Release and Waiver. As a condition to receiving the benefits specified in Section 5(d) of this Agreement, Executive must deliver to the Company a waiver and release of claims in the form attached hereto as Exhibit A (the “Release and Waiver”) within the time frame set forth therein, but in no event later than sixty (60) days following the Executive’s termination date, and any applicable revocation period must expire during the 60-day period following Executive’s termination as described in Section 5(d) without Executive revoking such release.

(f)     Voluntary Termination by Executive. Executive may terminate his employment hereunder at any time, whether with or without cause, effective sixty (60) days after delivery of written notice of such termination to the Company, except for Executive’s Emergency Need. “Emergency Need”, as used in this Section, is defined to be the advent of illness or related health issues in Executive or his immediate family which a medical doctor would conclude poses a mortal health risk to that person. The Company shall have the option, in its sole discretion, to specify an earlier termination date than that provided by Executive in the written notice. Upon voluntary termination pursuant to this Section, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to effective date of termination as determined by the Company. If Executive voluntarily terminates Executive’s employment, then all unvested stock options to purchase Common Stock of the Company held by Executive as of the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive as of the date of Executive’s termination shall remain exercisable for six (6) months from the date of the voluntary termination.

(g)     Resignation as a Director. In the event of any termination of employment pursuant to this Agreement, Executive shall be deemed to have resigned voluntarily from the Board and any Committee of the Board, and of the board of directors (and any committee thereof) of all subsidiaries and affiliates of the Company, upon the effective date of termination or such earlier date as may be agreed in writing between the Company and Executive, and Executive’s signature on this Agreement shall, without the need to any further action, constitute Executive’s resignation from such boards of directors in such circumstance.

(h)     Returning Company Documents. In the event of any termination of Executive’s employment hereunder, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

(i)     Change of Control. “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any Exchange Act Person (as defined below) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of beneficial ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur (for purposes of this Section 5(i), “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity, such as a holding company, beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of this Agreement, is the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities); (F) Avalanche International Corporate and its affiliates; or (G) Philou Ventures, LLC and its affiliates.

(ii)     there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction excluding any transaction with Avalanche International Corporate and its affiliates or Philou Ventures, LLC and its affiliates.

(iii)     the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(vi)     there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition or other than a transaction involving Avalanche International Corporate and its affiliates or Philou Ventures, LLC and its affiliates; or

(v)     individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board).

(j)     Good Reason. “Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events:

(i) a reduction in any of Executive’s cash compensation rights hereunder (that is, Annual Base Salary and Annual Performance Bonus), it being understood that the failure of Executive to receive an actual performance bonus for any fiscal year equal to or greater than the target bonus opportunity ascribed to such bonus award is not a reduction in such compensation rights;

(ii) the failure to nominate Executive as a member of the Board or the removal of him by the Company from the position of Chief Executive Officer;

(iii) the removal of Executive from the position of President of the Company other than in connection with the appointment of another person who is acceptable to Executive to serve as President of the Company;

(iv) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction (other than in connection with the appointment of a person other than Executive to serve as President of the Company);

(v) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Chief Executive Officer of the Company and any other position in which he is then serving;

(vi) the relocation of Executive’s principal office to a location that is more than 25 miles from Fremont, California; or

(vii) a material breach of any material provision of this Agreement by the Company.

Notwithstanding the foregoing, a termination shall not be treated as Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) if the Board removes Executive from the position of President to appoint as President a person who Executive recommends or otherwise agrees to be acceptable, or (C) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

6.     Application of Internal Revenue Code Section 409A.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any payment or reimbursement, or the provision of any benefit under this Agreement that is paid or provided upon Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) would constitute a “deferral of compensation” under Code Section 409A and Executive is a “specified employee” (as determined pursuant to procedures adopted by the Company in compliance with Code Section 409A) on the date of Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i), Executive will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh month following the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) Executive’s death.

(b)     To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to Executive. This Agreement shall be administered in a manner consistent with this intent. Reference to Code Section 409A is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7.     Code Section 280G. If any payment or benefit Executive would receive pursuant to a termination from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the termination shall make all determinations required to be made under this Section 8. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the termination, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

8.     Conflict of Interest. During the Employment Period, Executive shall devote such time and energies as appropriate to fulfill all responsibilities to the Company in the capacity set forth in Section 2. Executive may engage in civic and not-for-profit activities, and serve on the board of directors or serve as a consultant to non-competitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of Executive’s duties to the Company. Executive shall not engage in any outside business activity which involves actual or potential competition with the business of the Company, except with the written consent of the Board.

9.     Executive Benefit Plans. All of the Executive benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents, if any, and applicable law. Nothing in this Agreement shall impair the Company’s right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Executive and the Company, and is not intended to create an Executive benefit plan or to modify existing terms of existing plans.

10.     Indemnification. Executive shall be indemnified by the Company as provided in Company’s by-laws and Certificate of Incorporation, and pursuant to applicable law. Executive and the Company are also parties to an indemnification agreement effective as of May 3, 2016, which shall continue in full force and effect in accordance with its terms.

11.     Non-Solicitation. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Executive shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.

12.     Trade Secrets. Executive acknowledges that the Company and its subsidiaries have gone to great time and expense to acquire or develop customers and to acquire or develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the confidential information described in the Company’s Nondisclosure, Assignment and Non-Solicitation Agreement or similar confidentiality agreement used by the Company attached hereto as Exhibit B (“Proprietary Information Agreement”). Employee acknowledges that Employee continues to be bound by the terms of the Proprietary Information Agreement. Nothing in this Agreement alters the obligations of Employee under the Proprietary Information Agreement.

13     Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.

14.     Notices. All notices required by this Agreement may be delivered by first class mail at the following addresses:

To Company:

Digital Power Corporation

48430 Lakeview Blvd.

Fremont, CA 94538

Attention: Chief Financial Officer

To Executive:

Amos Kohn

_________________________

_________________________

15.     Amendment. This Agreement may be modified only by written agreement signed by both the Company and Executive.

16.     Choice of Law; Arbitration. This Agreement shall be governed by the laws of the State of California without regard to choice of law principles. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or in equity, arising from or relating to this Agreement (including the Release and Waiver) and its enforcement, performance, breach or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration before a single arbitrator held in San Jose, California and conducted by the American Arbitration Association (“AAA”), under its then-existing rules and procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless a different allocation is required by law, the parties shall each pay one-half of all fees and costs of the arbitration. Punitive damages shall not be awarded. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the above, both Executive and the Company retain the right to seek or obtain, and shall not be prohibited, limited or in any other way restricted from seeking or obtaining, equitable relief from a court having jurisdiction over the parties in order to enforce the nonsolicitation and noncompetition provisions of this Agreement or any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property.

17.     Partial Invalidity. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

18.     Waiver. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

19.     Complete Agreement. As of the Effective Date, this Agreement, together with the Stock Option agreements and equity incentive plans governing the Stock Options, if any, constitutes the entire agreement between the parties in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the parties.

20.     Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

21.     Miscellaneous. Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.

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IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT as of the date first written above.

DIGITAL POWER CORPORATION

By: /s/ Robert Smith

Name:   Robert Smith

Title:     Director

EXECUTIVE:

By: /s/ Amos Kohn

Name:   Amos Kohn